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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Central Pacific Financial Corp.:

We consent to the use of our report dated January 17, 2003, with respect to the consolidated balance sheets of Central Pacific Financial Corp. (formerly CPB Inc.) and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference in the Registration Statement on Form S-4 of Central Pacific Financial Corp. (formerly CPB Inc.), and to the reference to our firm under the heading "Experts" in the prospectus.

April 28, 2003

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Independent Auditors' Consent